Exhibit 99.1

Torchmark Corporation	• 3700 S. Stonebridge Drive	• McKinney, Texas 75070

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

FIRST QUARTER 2006 RESULTS

McKinney, TX, April 19, 2006—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2006, net income was $1.16 per share ($120 million) compared with $1.09 per share ($118 million) for the year-ago quarter. Net operating income before option expense for the quarter was $1.21 per share ($125 million), an 8% per share increase compared with $1.12 per share ($121 million) for the year-ago quarter. Net operating income including option expense was $1.20 per share ($124 million).

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY:

Net operating income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the sum of the after-tax profit and loss for each of the operating segments. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary
	(dollars in millions, except per share data)
	Per Share
	Quarter Ended March 31,			Quarter Ended March 31,
	2006	2005	% Chg.	2006	2005	% Chg.
Insurance underwriting income*	$1.09	$.98	11	$112.8	$105.6	7
Excess investment income*	.77	.76	1	79.9	82.4	(3)
Parent company expense	(.02)	(.03)		(2.4)	(2.9)
Income tax	(.63)	(.59)	7	(65.4)	(64.1)	2

Net operating income before stock option expense	$1.21	$1.12	8	$124.9	$121.0	3
Stock option expense, net of tax	(.01)	—		(1.1)	—
Net operating income	$1.20	$1.12	7	$123.8	$121.0	2
Reconciling items, net of tax:
Realized gains (losses)
Investments	(.02)	.02		(2.1)	1.7
Valuation of interest rate swaps	(.02)	(.05)		(2.2)	(4.9)
Part D annualization adjustment	(.03)	—		(2.8)	—
Tax settlements	(.01)	—		(0.5)	—
Net proceeds of legal settlement	.04	—		4.1	—

Net income	$1.16	$1.09		$120.3	$117.8

Weighted average diluted shares outstanding (000)	103,521	108,278

*	See definitions in the discussions below and in the Torchmark 2005 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the first quarter 2006 with first quarter 2005:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income
	(dollars in millions, except per share data)
	Quarter Ended March 31, 2006	% of Premium	Quarter Ended March 31, 2005	% of Premium	% Change
Insurance underwriting margins:
Life	$98.9	26	$92.8	26	7
Health	46.4	18	45.5	17	2
Health – Medicare Part D	3.6		—
Annuity	2.9		2.9

	151.8		141.2
Other income	1.1		0.6
Administrative expenses	(40.1)		(36.1)		11

Insurance underwriting income	$112.8		$105.6		7
Per share	$1.09		$.98		11

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 65% of the Company’s insurance underwriting margin for the quarter and 56% of total premium revenue. In addition, the investments supporting the reserves for life policies generate most of the excess investment income that is included in the investment segment.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, LNL Agency, and the Military Agency (an independent agency). Total premium, life insurance margins, first-year collected premium and net sales by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Premium revenue from life insurance increased 5% to $381 million. Direct Response life premium grew 11% to $116 million and American Income grew 8% to $99 million. LNL Agency life premium was $76 million, down 1%, and Military grew 3% to $51 million.

Life insurance underwriting margin was $99 million, up 7%, and was 26% of premium revenue, the same as the year-ago quarter. American Income was the leading contributor to life underwriting margin with $31 million, up 12%, followed by Direct Response with $29 million, up 8%. Underwriting margin as a percentage of premium was 32% for American Income, and 25% for Direct Response. LNL Agency’s underwriting margin was $19 million, down 2%, and Military’s underwriting margin was $11 million, up 4%.

Life insurance first year premiums were $54 million, a decline of 5%. First year premium is a statistical measure of the premium collected on policies in their first year and is considered by Torchmark as an indicator of the rate of future premium growth. Direct Response had a 4% increase to $20 million. American Income’s $18 million was a decline of 5%, and LNL Agency’s $9 million was a decline of 2%. Military had first year premiums of $4 million, a decline of 37%.

Life insurance net sales were down 2% for the quarter. Net sales are defined as annualized premium issued, net of cancellations in the first 30 days after issue, except at Direct Response where net sales are annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Direct Response’s net sales were $30 million, a 4% increase. American Income grew only 1% to $21 million, but an 11% increase in producing agents during the quarter to 2,257 indicates that net sales in future quarters should rise. Net sales at LNL Agency declined 2% to $11 million and producing agents fell 5% to 1,694 from year-end 2005 as that agency reorganizes under new marketing leadership. Net sales at Military continued to decline, down 32% to $3 million.

Health Insurance

Health insurance, excluding Medicare Part D which is discussed below as a separate health product line, accounted for 31% of Torchmark’s insurance underwriting margin for the quarter and 38% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. Medicare Part D accounted for 2% of insurance underwriting margin and 6% of total premium revenue. The supplemental health products the Company markets and administers are limited benefit plans including hospital/surgical, dread disease and accident policies all sold to applicants under age 65, as well as a Medicare Part D prescription drug plan and Medicare supplements, both sold primarily to applicants over age 65. UA Independent Agency and UA Branch Office Agency are the leading writers of Torchmark’s health insurance.

Premium revenue from health insurance was $258 million, excluding Medicare Part D, a 3% decline. UA Branch Office Agency health premium grew 4% to $86 million. Health premium at UA Independent Agency declined 7% to $110 million, reflective of the continued decline over the past several years of a large independent agency. As expected, LNL Agency’s health premiums declined 12% to $35 million due to the previously-announced March 2005 premium reduction under a class action settlement on a closed block of cancer policies.

Health insurance underwriting margin, excluding Medicare Part D, was $46 million, a 2% increase. As a percentage of premium, the health underwriting margin rose to 18% from 17% a year ago, primarily from LNL Agency where the policy obligations loss ratio on that agency’s closed block of cancer policies improved under the class action settlement referred to above.

First year health premiums, excluding Medicare Part D, grew 6% to $40 million. First year premium from the UA Branch Office was $22 million, a 37% increase. First year premium at UA Independent Agency declined 20% to $12 million.

Health insurance net sales, excluding Medicare Part D, were $55 million, up 34%. The UA Branch Office was the primary contributor to the growth with net health sales of $34 million, up 83% from the year-ago quarter. The UA Branch Office ended the quarter with 2,391 producing agents, up 614 from a year ago. Net sales at UA Independent Agency declined 7% to $13 million.

Increased demand over the past few years for limited benefit supplemental health plans is ongoing as some employers continue to eliminate or reduce their major-medical type group coverage for employees, and as individually written major-medical plans have become less available to consumers who are self employed or whose employers offer no coverage.

Coverage under Torchmark’s Medicare Part D prescription drug plan for Medicare beneficiaries began January 1, 2006. At April 17, 2006, the Company had 153 thousand enrollees in its plan that had been confirmed by CMS, with additional enrollments of those who became eligible to join January 1, 2006, expected to continue to May 15, 2006. Details of the Company’s plan are at www.uamedicarepartd.com. Medicare Part D underwriting results are summarized in the following chart:

Quarter Ended March 31, 2006 (dollars in millions)
Premium	$39.1
Policy obligations	(31.2)
Administrative fees	(3.1)
Amortization of DAC	(1.2)

Underwriting income	$3.6

For GAAP accounting, Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP benefit costs can exceed premiums in the first part of the year, but then be less than premiums during the remainder of the year. For net operating income purposes, Torchmark has elected to defer excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP accounting. The Company’s presentation results in the underwriting margin of each quarter reflecting the expected margin for the full year. The Company has reported this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item to Net Income in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

INVESTMENTS – comparing the first quarter 2006 with first quarter 2005:

Excess Investment Income

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and net financing costs. Net financing costs are interest on debt (including trust preferred securities) offset by the income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program that uses excess cash flow to repurchase Torchmark shares rather than acquire fixed income investments.

Excess investment income was $80 million, a 3% decline, but a 1% increase on a per-share basis, as detailed in the following table:

	Quarter Ended March 31,
	2006	2005
	(dollars in millions, except per share data)		% Chg.
Net investment income	$153.3	$149.1	3

Required Interest:
Interest credited on net policy liabilities	(57.8)	(54.9)	5
Net financing costs:
Interest on debt	(15.9)	(14.6)
Income from interest rate swaps	.4	2.9

Total net financing costs	(15.5)	(11.8)	32

Total required interest	(73.4)	(66.7)	10

Excess investment income	$79.9	$82.4	(3)
Per share	$.77	$.76	1

Net investment income increased 3%, lower than the 5% increase in average invested assets at amortized cost, and reflective of the effect of investments acquired in the past three years at lower interest rates than the average interest rate of the investment portfolio as a whole.

Interest credited on net policy liabilities increased 5%, in line with a similar increase in the related liabilities. Financing costs increased 32% to $15.5 million primarily because of the effect of higher short-term interest rates on Torchmark’s variable short-term debt and interest rate swaps. A chart containing additional information about Torchmark’s swap agreements is on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page menu, under Financial Reports.

While the cash settlements from the interest rate swap agreements are reflected in net operating income as management views its operations, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e., the present value of the estimated future cash settlements) on the balance sheet. The “non-cash” unrealized gain or loss from the quarterly change in the market value is recognized as a realized capital gain or loss.

Investment Portfolio Composition at March 31, 2006

At March 31, 2006, the market value of Torchmark’s fixed maturity portfolio was $8.8 billion, $179 million higher than amortized cost of $8.6 billion. This net unrealized gain is composed of $304 million gross unrealized gains, and $125 million gross unrealized losses. At amortized cost, 92.4% of fixed maturities (92.6% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 95% of total invested assets, earned a yield of 6.94% during the first quarter of 2006. Acquisitions of fixed maturity investments during the quarter totaled $288 million at cost, with an average annual effective yield of 6.11%, an average life of 15 years and average rating of A.

Realized Capital Gains and Losses – during the quarter ended March 31, 2006:

The total net realized capital losses were $6.6 million before taxes and $4.3 million after taxes. The after-tax net realized capital losses from investments, which exclude the interest rate swap components, were $2.1 million compared with net realized gains of $1.7 million in the year-ago quarter. Changes in the market valuation of the interest rate swaps resulted in an after-tax realized loss of $2.2 million.

STOCK OPTION EXPENSE for the quarter ended March 31, 2006:

On January 1, 2006, Torchmark adopted SFAS 123R which requires Torchmark to recognize as a component of net income the expense for employee stock options based on the “fair value method.” Under this method, a fair value is assigned to a stock option on its grant date and is recognized as an expense over the vesting period of the option. Previously, Torchmark accounted for employee stock options in accordance with SFAS 123 as amended by SFAS 148 by using the “intrinsic value method.” Disclosure of the stock option expense was by pro forma presentation of earnings and earnings per share as if the fair value method of accounting had been applied. Therefore, prior to January 1, 2006, Torchmark presented the required pro forma disclosures, but did not include the employee stock option expense as a component of net income.

The adoption of SFAS 123R has not materially altered Torchmark’s methodology of computing option expense and is not expected to significantly impact option expense from the amounts that would have been determined for the pro forma disclosures.

For the quarter ended March 31, 2006, the adoption of SFAS 123R resulted in the recording of employee stock option expense, net of tax, of $1 million, or $0.01 per share.

SHARE REPURCHASE – during the quarter ended March 31, 2006:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 3 million shares of Torchmark Corporation common stock for a total cost of $168 million ($55.58 average cost per share). At March 31, 2006, there were 100.6 million Torchmark shares outstanding, 101.7 million on a diluted basis.

OTHER FINANCIAL INFORMATION:

Financial Accounting Standard 115 requires the adjustment of fixed maturities available for sale to fair value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 63% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of FAS 115 when analyzing balance-sheet based ratios and financial measures. Management believes that investors can equally benefit from viewing these data. In the tables below are shown several financial ratios and measures excluding FAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding FAS 115 Adj. at March 31,		FAS 115 Adjustment at March 31,		GAAP at March 31,
	2006	2005	2006	2005	2006	2005
Net income as a return on equity (YTD)	—	—			15.9%	16.2%
Net operating income* as a return on equity (YTD)	14.5%	14.1%			—	—

Total assets (in millions)	$14,583	$13,666	$172	$500	$14,755	$14,166
Shareholders’ equity (in millions)	$3,113	$2,957	$112	$325	$3,224	$3,282
Book value per share	$30.62	$27.77	$1.10	$3.05	$31.72	$30.82
Debt to capital ratio	23.9%	23.5%			23.3%	21.7%

*	Net operating income is a non-GAAP number that is defined and reconciled to GAAP Net Income on page 2 of this release.

	Quarter Ended March 31, (dollars in millions)
	2006	2005
Total revenue	$857.0	$783.0
Net sales	$306.6	$110.4

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at Financial Reports.

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2005, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its first quarter 2006 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, April 20, 2006. Access to the live web-

cast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon, or at www.PRNewswire.com/news at the Multimedia Menu at Conference Calls on the Web. On Wednesday, April 19, 2006, supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the Financial Reports icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com